Exhibit 99.1

FHLB Des Moines Announces 2026 Director Election Results

On November 5, 2026, the Board of Directors reviewed the results of the 2026 Member and Independent Director Election. Federal Home Loan Bank of Des Moines is pleased to announce the director terms commencing January 1, 2027.

Member Director Election Results

Idaho - 1 seat available

Number of institutions eligible to vote:	22
Number of institutions who voted:	20
Total eligible votes per candidate:	523,544

Total Votes	Chris Loseth, President & CEO	Elected - 4 year term
210,212	Potlatch No. 1 Financial Credit Union	01/01/27 - 12/31/30
Lewiston, ID

Total Votes	Jason Meyerhoeffer, President & CEO
206,076	First Federal Savings Bank of Twin Falls
Twin Falls, ID

North Dakota - 1 seat available (No Election)

Karl Bollingberg, Director	Elected - 4 year term
Cornerstone Bank	01/01/27 - 12/31/30
Fargo, ND

On August 25, 2026, in accordance with Federal Housing Finance Agency regulations, Karl Bollingberg was declared elected by the Federal Home Loan Bank of Des Moines to serve as a member director on the Bank’s board of directors for a four-year term commencing January 1, 2027. Mr. Bollingberg was the only eligible candidate nominated for election and was therefore elected to fill the one directorship in North Dakota.

Wyoming - 1 seat available (No Election)

Kim DeVore, President and CEO	Elected - 4 year term
Jonah Bank of Wyoming	01/01/27 - 12/31/30
Casper, WY

On August 25, 2026, in accordance with Federal Housing Finance Agency regulations, Kim DeVore was declared elected by the Federal Home Loan Bank of Des Moines to serve as a member director on the Bank’s board of directors for a four-year term commencing January 1, 2027. Ms. DeVore was the only eligible candidate nominated for election and was therefore elected to fill the one directorship in Wyoming.

Independent Director Election Results

Public Interest Independent Director - 1 seat available (District-wide)

Number of institutions eligible to vote:	1,229
Number of institutions who voted:	248
Total eligible votes per candidate:	18,031,787

Total Votes	Tawney Brunsch, Executive Director	Elected - 4 year term
4,419,797	Lakota Funds	01/01/27 - 12/31/30
24.51%	Kyle, SD

Independent Director - 1 seat available (District-wide)

Number of institutions eligible to vote:	1,229
Number of institutions who voted:	241
Total eligible votes per candidate:	18,031,787

Total Votes	Wan-Chong Kung	Elected - 4 year term
4,174,354	Eden Prairie, MN	01/01/27 - 12/31/30
23.15%

Public Interest Independent Director Qualifications

Tawney Brunsch is Executive Director for Lakota Funds in Kyle, South Dakota, the first Native community development financial institution (CDFI). Since joining Lakota Funds in 2008 and becoming executive director in 2010, she has led the organization’s strategic direction to expand financial access, homeownership, and economic development across Native communities.

With more than 25 years of experience in community and economic development, affordable housing, consumer protections, and credit access, Ms. Brunsch has championed initiatives that increase access to banking services and entrepreneurship in underserved communities. She led the creation of Lakota Federal Credit Union (LFCU), the first and only federally insured financial institution on the Pine Ridge Reservation in 2012. Ms. Brunsch also helped head the formation of the South Dakota Native Homeownership Coalition (SDNHOC) in 2013, to advance Native homeownership, financial literacy, and innovative workforce development programs. Prior to that, she served at Black Hills Federal Credit Union, where she built experience in lending and community finance.

Ms. Brunsch has served in leadership roles with the Federal Reserve, U.S. Department of Agriculture, and numerous Native and housing organizations. She served on the Federal Home Loan Bank of Des Moines Advisory Council from 2013 to 2021.

Ms. Brunsch holds a Bachelor of Arts degree in Commercial Economics from South Dakota State University in Brookings, South Dakota.

Independent Director Qualifications

Wan-Chong Kung brings more than 25 years of experience in investment management, leading investment strategies and delivering long-term value across diverse market environments. Ms. Kung currently serves as funds director of Securian Funds Trust in St. Paul, Minnesota, since 2022, where she chairs the Governance Committee and serves on the Audit Committee. She also serves as an independent trustee on a fund’s board with U.S. Bancorp Global Fund Services in Milwaukee, Wisconsin, since 2024, where she is chair of the Governance Committee and a member of the Audit Committee.

Ms. Kung served as the senior vice president, senior fund manager, head of rates strategy at Nuveen Asset Management from 2011 to 2019. Prior to that, Ms. Kung spent 12 years serving as managing director and fund manager at US Bancorp Asset Management.

Ms. Kung has served on the board of directors of the Federal Home Loan Bank of Des Moines since 2022. Currently, she serves as a member of the Executive and Governance Committee, Technology Committee, and is Chair of the Finance Committee.

Ms. Kung earned her Chartered Financial Analyst (CFA) designation and holds a Master of Business Administration degree in Management Information Systems from the University of Minnesota.